Exhibit 99.3

Stem Inc. Merger with Star Peak Energy Transition Corp.

Investor Conference Call Transcript

December 4, 2020

Operator

Good morning, and welcome to the Stem Inc. and Star Peak Energy Transition Corp. transaction conference call.

I would like to first remind everyone that this call may contain forward-looking statements including, but not limited to, Stem and Star Peak’s expectations or predictions of financial and business performance and conditions, expectations or assumptions as to completion of the proposed transaction between the parties, product development and performance, including but not limited to the timing of development milestones, competitive and industry outlook and the timing and completion of the transaction. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions and they are not guarantees of performance. I encourage you to read the press release issued today and Star Peak’s filings with the SEC, which will include an investor presentation, for a discussion of the risks that can affect the business combination, Stem’s business and the business of the combined company after completion of the proposed business combination.

Star Peak and Stem are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. I will now turn the call over to Mr. Mike Morgan, Chairman of Star Peak. Please go ahead, sir.

Mike Morgan – Chairman, Star Peak Energy Transition Corp.

Thank you, operator and thank you for joining today. We are very excited to announce today’s transaction between our two companies.

I've been in the energy industry for nearly three decades, and efficient energy storage has always been the key to enable rapid adoption of renewables onto the grid. Simply put, Stem has the most exciting clean energy storage solution that I have seen.

Briefly on my background – my entire career has been focused on building businesses during energy transitions. This includes Sunnova, where we invested shortly after its founding. We helped Sunnova build a team, raise capital, and complete a successful IPO a little over a year ago. I continue to serve as a Sunnova director. At Kinder Morgan, where I was President and remain the lead Director today, I helped build the business from 150 people to over 10,000 people and more than 60 billion dollars of enterprise value.

Turning to today’s announcement with Stem. Stem is a market leader in AI driven storage solutions – let me explain what that means. First, Stem’s customers pay them to create an installed base of energy storage, which they accomplish by using third party hardware and combining it with Stem's proprietary AI software. Then, Stem is paid under 10 to 20 year long-term software contracts to continue operating those systems. In short, Stem delivers three primary benefits to customers – they decarbonize power, they cut energy costs, and they improve power reliability.

The Company will have a 1.35 billion dollar market cap and a very attractive entry valuation. The transaction is backed by a 225 million dollar fully committed PIPE, and importantly, 100% of Stem’s current equity owners are rolling all their equity into the deal.

With that, I will pass it over to Eric.

Eric Scheyer – Chief Executive Officer, Star Peak Energy Transition Corp.

Thanks, Mike. Good morning, I’m Eric Scheyer, CEO of Star Peak.

Over the past 12 years, Mike and I have worked together with our teams to commit more than 6 billion dollars of capital in approximately 110 investments spanning energy infrastructure, renewables and technology.

Star Peak raised 383 million dollars in its IPO and launched with a clear vision and mission – to provide growth capital to a market leading company, focused on climate change initiatives, energy efficiency, and emissions reduction. Importantly, we were focused on partnering with a market leading company where our capital would be transformational and accelerate growth, while also capitalizing on the scarcity value of high-quality ESG focused companies.

We evaluated approximately 60 companies and after meeting with John and his team, we were immediately enthusiastic about the business and its position at the epicenter of the clean energy space and grid transformation. We conducted an extensive diligence process with exceptional advisors and consultants who supported our work. The results of our diligence validated our view on Stem’s leadership position, technology, and growth prospects.

With that, let me turn it back over to Mike to talk about our perspective.

Mike Morgan – Chairman, Star Peak Energy Transition Corp.

Thanks, Eric.

Simply put, climate change is the problem, and a revolutionized grid with Stem is the solution. Since 2019, 90% of grid interconnection requests have been from renewables and storage, which is up dramatically from just a few years ago when it was dominated by natural gas. Software is critical to making that storage more valuable – and that’s exactly what Stem delivers.

When we think about Stem, we identify four key attributes:

•	First, a huge addressable market benefiting from strong macro tailwinds.

•	Second, Stem is a clear technology leader, with a significant number of global deployments and millions of run time hours.

•	Third, this transaction will load up Stem’s balance sheet, positioning Stem to attack this massive total addressable market.

•	And fourth, highly visible growth. We believe this is differentiated, with nearly 90% of Stem’s expected revenue ramp for next year – which is a big ramp of nearly 4.5x – supported by signed customer contracts.

We're very excited about partnering with Stem, which with this transaction, will become the first publicly traded pure play, smart storage company.

With that, I’d like to pass it over to Stem’s CEO, John Carrington.

John Carrington – Chief Executive Officer, Stem

Thanks Mike.

I’ll start with some brief comments on the vision of the company and why I chose to join the team in 2013. After selling my last business, I was looking for a great opportunity at the nexus of energy and software. From my experience at First Solar, it was evident that storage would be integral to the energy grid transition and further increase the adoption of renewables. But the storage had to be intelligent, and a software driven smart storage solution was the key enabler. This is exactly where Stem is positioned today.

I was also intrigued by the land and expand aspect of Stem. In contrast to wind or solar, which produces fixed cash flows on a single deliverable, smart storage offers 13 value streams in more markets with more asset types than wind or solar. This is transformative and why I remain extremely excited about the future of the company.

Now turning to an overview of the business.

Stem provides its customers with a complete clean energy storage solution – that includes integrated battery systems, network integration and battery optimization via its proprietary AI-driven software platform called Athena.

We do not manufacture battery system hardware, but instead, procure this equipment from our global tier 1 partners – including LG, Tesla and Samsung – positioning us as completely hardware agnostic. We benefit from the significant cost decreases in battery hardware that are underway and ongoing.

With this integrated system, we deliver value to our customers by lowering energy costs, stabilizing the grid, solving intermittency and reducing carbon emissions.

This value is enabled by Athena, our trademark technology platform that optimizes battery hardware. We have a 100% attach rate for software services, with subscriptions ranging from 10 to 20 years, providing Stem with significant and predictable contracted revenue. Finally, there is a market participation component to our model, which occurs when we aggregate customer installations and monetize that capacity in the energy market.

We think smart energy storage accelerates the grid transformation and drives customer value in several ways:

•	First, lower energy costs. Our AI platform predicts customer electricity usage on a second-by-second basis, and knows exactly when to dispatch the system at peak times when costs are the highest. This delivers up to a 30% monthly energy bill reduction for our customers.

•	Second, by dispatching our systems when energy capacity is needed most, we reduce dependency on conventional generation while improving grid resiliency and reducing carbon emissions.

•	Third, energy storage solves the intermittency challenges posed by solar and wind by acting as a dispatchable and fast-reacting reserve when generation of these sources is unavailable or offline.

•	And finally, this network of customers is cloud-enabled, creating virtual power plants that can be called upon instantaneously to supply energy.

Athena is continuously collecting data on electricity usage across our entire customer base, creating a virtuous cycle of learning and deep insights to better inform our algorithm. As our installs grow, Athena optimizes and becomes even more intelligent, delivering more value and creating a higher competitive moat for the company.

Turning to the global focus on decarbonization, which is driving tremendous tailwinds for our business and being led by three significant stakeholders - corporates, utilities and regulators.

•	First, on corporate customers. This group is committed to achieving sustainability targets, while deploying more solar and wind, focused on lowering energy spend and improving the ESG narrative for shareholders and employees. These companies are looking to become better grid citizens, and Athena automates this without requiring any operational changes to their business that are typically associated with legacy energy savings initiatives.

•	Second, from a utilities standpoint, many are committed to greenhouse gas emissions reduction. This change will require more solar and wind, and in turn, drive the need for smart storage to manage the integration and intermittency of renewables.

•	Third – regulators. This is a global initiative, regulators are focused on grid resiliency, decarbonization and increased adoption of renewables. Regulators understand the benefits of smart storage and how it enables additional renewables and stability on the grid. Here in the U.S., there's bipartisan support for the acceleration and adoption of energy storage, and I expect to see a standalone investment tax credit for storage but we have not included that in our financial model.

Today there is an inflection point underway in our market, driven by the dramatic decrease in cost for both renewable energy generation and battery hardware. Combined, these factors result in a market that is growing at 25 times over the next 10 years, leading to a 1.2 trillion-dollar market opportunity. Additionally, the energy storage attach rate is growing by approximately five times that of solar and wind in the U.S., and nearly four times on a global basis. Smart storage is at the center of growth in renewables.

As a result of this growth in renewables, the grid is being transformed. Historically, power on the grid has been produced by a centralized plant or source, delivering energy to the end-user in a one-way flow of power.

Now we are seeing a decentralized and democratized grid where every customer site has a combination of renewable generation and smart storage. The result is a more distributed grid that will require new solutions and business models. It will be far more complex, with power flowing bi-directionally, and requiring Athena to orchestrate and optimize the customer site and the grid. It will also be much more dynamic. On the historical grid, power was predictable and controllable, but is now being generated by intermittent renewable assets, requiring intelligent, adaptable 24/7 management. Athena is a vital component of this transformation enabling more renewable assets on the grid.

From a market position perspective, Stem is one of the market leaders in worldwide deployments. Our pipeline is significant and growing, the current pipeline is 2.7 billion dollars. We have over 900 systems operating or contracted across the U.S., Canada, Japan, and South America. Together, this represents approximately 1 gigawatt hour of capacity, which is roughly the equivalent of 12 gas peaking power plants – with zero carbon emissions.

As Mike mentioned, we have highly visible growth. Our solid bookings performance as of September 2020, have resulted in 180 million dollars of backlog and we expect to deliver 4.5x year-over-year revenue growth in 2021.

I will now introduce our technology and the Athena platform

Athena ingests over 700,000 data points per second from customer-sited energy storage systems and acquires very specific and localized information including weather, energy prices, energy market drivers and grid dynamics. This data is paired with our AI machine learning software which predicts future conditions, including customer loads, solar generation and energy prices and runs over 24 million of these scenarios daily to optimize battery value to our customers.

There’s a wide range of customer segments that benefit from flexible energy storage, including end consumers, renewable asset owners, distribution utilities and participants in the wholesale energy markets. There are 13 identified energy storage value streams, and today, Athena is offering 11 of these in multiple different markets. And while the initial customer uptake might be two, three, or maybe four different value streams, we think that over time, individual customers will subscribe to additional streams as fundamental market and regulatory dynamics offer new opportunities to monetize distributed energy storage.

I would now like to share a day in the life of Athena.

Throughout the day, Athena optimizes the value for individual customers as individual sites are consuming power based on their own business needs. Later in the day, typically at about three o'clock in the case of California, Athena, in response to utility requests and market price signals, begins to orchestrate hundreds of sites coordinated as virtual power plants to deliver energy to the grid. Athena automates system discharges across multiple different utility territories, collaborating with the utilities to provide instant grid support when and where it is needed.

In the early evening when grid demand has dropped, the systems resume normal operation. And when power prices drop at night Athena automates their recharging, using low cost power to restore energy so they can begin operation in a similar pattern for the following day.

I would now like to discuss our go-to-market strategy. We have built a partner network that includes 4 channels to ensure complete coverage across the U.S. It is evident that our strategy is working, as 90% of our bookings have come through our partner network this year. The network is comprised of direct sales, sales channel partners, distributors and large renewable project developers.

•	Direct sales channel is targeted at large enterprise customers, including more than 30 Fortune 500 companies, where we have very strong relationships, and in many cases our first projects in new markets are from these customers.

•	Second, our sales channel partners – this is a group that sells to mid-market customers and was created to help manage our customer acquisition cost. We have more than 500 sales executives in this channel and to maximize the value of this channel, we created Stem University – an online platform that helps educate these sales executives on how to effectively target customers, develop proposals and contract with customers on our behalf.

•	The third element of our network are distributor partners. This channel includes the three largest solar distributors in the U.S. and reaches over 5,000 solar installers,

•	And lastly, large renewable projects developers, where we provide economic uplift for their renewable projects all driven by our Athena platform.

This strategy provides outstanding coverage and reach while creating a significant moat against competitors.

I would now like to review how transformative this transaction is for Stem. Not only are we category-defining, we will now have an industry-leading balance sheet to accelerate our growth.

•	First, we will have approximately 525 million dollars of cash and zero debt, enabling us to execute on much larger projects and expand our addressable market.

•	Second, we intend to invest in our Athena software development team including more software developers and data scientists, and opportunistically evaluate technology acquisitions that would either accelerate our software roadmap or open new markets.

•	Third, our stronger balance sheet will lower our supply chain costs, we estimate this to represent more than 100 million dollars over the next 24 months.

•	Lastly, geographic expansion and joint venture opportunities. We have successfully taken Athena to Canada, Japan, and South America. The strengthened balance sheet will help expand our business globally with the goal of Athena’s adoption in all major geographies where customers and grids can benefit from smart storage.

I would like to close with an overview of the executive team and board of directors. Our team consists of seasoned executives with expertise in energy, software and finance. On our board, we will have 7 board members, 4 of which have been identified, and we will be filling the remaining 3 seats over the coming months.

We are very excited about the collaboration with Star Peak. Their due diligence process was significant and I respect the level of commitment and rigor the team has employed. Stem management and Star Peak are aligned on our collective vision, and I am confident that Star Peak’s clean energy and renewable experience will further enhance our competitive advantage.

With that, I’ll turn it over to our Chief Financial Officer, Bill Bush.

Bill Bush – Chief Financial Officer, Stem

Great, thanks, John.

Turning to our financials. Our business has three primary sources of revenue – Hardware, Software, and Market Participation – all enabled by Athena. On the Hardware side, we integrate with best-in-class energy storage systems from Tesla, LG and Samsung to provide turnkey, integrated hardware solutions to our customers, which carry gross margins in the 10 to 30% range, reflecting the premium services that we provide our customers. Our Software revenue has contract terms in the 10 to 20-year range, carrying gross margins in excess of 80%. Our software revenue is a combination of recurring software and system management fees, which have a 100% attach rate to our integrated hardware solution.

Market Participation is focused on enabling our installed base of integrated storage solutions to generate revenue. All of our business segments generate positive gross margins, and our businesses are all scaling quickly with modest additional capex requirements.

We have significant revenue visibility for 2021. Our currently executed contracts, included in backlog, represent 88% of our 2021 estimated revenue of 147 million dollars. Importantly, these contracts carry significant termination penalties. In addition, we have a near-term pipeline of 241 million dollars, comprised of unsigned project opportunities, reflecting 14 times coverage on the 12% of 2021 revenue not already covered by executed contracts today. Beyond 2021, our pipeline is significant, providing us with visibility into 2022.

Longer-term, we expect a significant increase in revenue, including more than a 50% CAGR between 2021 and 2026 driven by continued customer and market expansion. Importantly, we expect Software’s contribution to the overall growth in our business to increase, reflecting a material portion of our total revenue by 2026. On a blended basis, our software revenue is forecasted to drive an increase in the company’s gross margin from 16% in 2021 to more than 40% in 2026.

All in, we’re forecasting to achieve near break-even free cash flow in 2022 with significant FCF thereafter, reflecting the operating leverage in our business due to the low level of capex that is required to execute on our plan.

With that, I’ll turn it back over to Eric.

Eric Scheyer – Chief Executive Officer, Star Peak Energy Transition Corp.

Thanks, Bill.

From a transaction perspective, we’re coming out at a very attractive entry multiple relative to the clean energy peer group. The transaction reflects a pro-forma market cap for the combined company of 1.35 billion dollars, and a pro-forma enterprise value of approximately 830 million dollars. As noted earlier, Stem will have an extremely strong balance sheet and be well positioned to execute on its growth plan. Stem leadership will own an approximate 5% stake in the company, reflecting strong management alignment, and as discussed earlier, current Stem shareholders are rolling 100% of their equity.

From a public comparables perspective, we believe that Stem shares the characteristics of a number of leading ESG-focused, high growth clean energy public peers. We view the landscape in three primary peer groups – solar technology solution companies, distributed solar companies, and sustainable infrastructure companies. Relative to these buckets and their constituents, Stem is forecasted to deliver peer-leading growth on a multi-year basis. For example, in 2021 Stem is forecasted to grow revenues at 2-4x the rate of the peer group while a significant percentage of that forecasted growth is contractually committed in the backlog. We believe this growth is highly visible and reflects the fact that Stem is a market leader in one of the fastest growing clean energy end markets.

From a valuation perspective, the transaction is priced at 5.6x 2021 forecasted revenue on an EV-basis, reflecting an attractive discount versus peers. Looking out to 2022, the discount becomes even more attractive at just 2.6x forecasted revenue.

Perhaps most importantly is that you don’t need to look out 3-5 years with Stem, as the company is generating meaningful revenues today with strong momentum over the forecast period.

With that, I’ll pass it back to Mike for a few closing comments

Mike Morgan – Chairman, Star Peak Energy Transition Corp.

Thanks, Eric.

I’ll close by saying that John and his team have built a fantastic business. It's going to be the first pure play, smart energy storage company in the market. I am excited to join the board, roll up my sleeves and get to work helping them attack this very large market opportunity. Stem is the market leader in terms of technology, and they're now going to have a balance sheet ready to realize their growth potential.

Thanks again for joining us today. Have a great day.

Operator

That concludes today’s conference call. Thank you for joining. You may now disconnect.